UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 20, 2006

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	011-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Amended and Restated Unit Purchase Rights Agreement

Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership,” “we,” “us” or “our”), has entered into an amended and restated unit purchase rights agreement, dated as of July 20, 2006 (the “Amended Rights Agreement”), between the Partnership and American Stock Transfer & Trust Company, as rights agent, in order to reflect the change of the Partnership’s general partner to Kestrel Heat, LLC, a Delaware limited liability company (“Kestrel Heat” or the “General Partner”), the conversion of our subordinated units into common units and related changes to our capital structure that were effected in connection with the recapitalization of the Partnership that was completed as of April 28, 2006.

The Rights Agreement, which was originally entered into as of April 17, 2001, provides for the issuance to unitholders of rights to acquire additional common units upon the occurrence of certain events.

The Partnership also entered into Amendment No. 1 dated as of July 20, 2006 (the “Partnership Agreement Amendment”) to its Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) in order to give effect to the execution of the Amended Rights Agreement.

Management Incentive Compensation Plan

On July 20, 2006, the Board of Directors (the “Board”) of Kestrel Heat adopted a Management Incentive Compensation Plan (the “Plan”) for the Partnership. Under the Plan, certain management employees of the Partnership and its direct and indirect subsidiaries that are selected by the Board to participate in the Plan shall be entitled to receive a pro rata share of an amount in cash up to:

•	50% of the Incentive Distributions (as defined in the Partnership Agreement) otherwise distributable to Kestrel Heat pursuant to the Partnership Agreement; and

•	50% of the cash proceeds (the “Gains Interest”) which Kestrel Heat shall receive from the sale of its General Partner Units (as defined in the Partnership Agreement), less expenses and applicable taxes.

To fund the benefits under the Plan, Kestrel Heat has agreed to forego receipt of up to 50% of all distributions to which it would become entitled in excess of minimum quarterly distributions. Kestrel Heat has also agreed to contribute to the Partnership, as a contribution to capital, an amount equal to the Gains Interest payable to participants in the Plan by the Partnership.

The Plan shall be administered by the Partnership’s Chief Financial Officer under the direction of the Board or by such other officer as the Board may from time to time direct.

The Partnership Agreement Amendment includes certain conforming amendments to implement the Plan.

Indemnification Agreements

On July 20, 2006, the Board authorized Kestrel Heat to enter into indemnification agreements with each of its directors and executive officers.

In general, each indemnification agreement provides that Kestrel Heat will, to the extent permitted by applicable law, indemnify the indemnitee against all expenses, judgments, fines, and penalties actually and reasonably incurred in connection with the defense or settlement of any criminal, civil or administrative action brought against the indemnitee by reason of his relationship with Kestrel Heat and the Partnership, including third-party claims and proceedings brought by or in the right of the Partnership. In addition, each indemnification agreement provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement to the fullest extent permitted by Delaware law. The indemnification agreements are effective as of April 28, 2006, which is the date on which the indemnitees assumed their present positions with Kestrel Heat and continue until the later of (i) 10 years after the date the indemnitee ceases to serve as an officer or director of Kestrel Heat or (ii) the final termination of all proceedings as to which an indemnitee is indemnified. The amounts payable by Kestrel Heat pursuant to the indemnification agreements are subject to reimbursement by the Partnership.

The description of the Plan and the agreements that are contained in this Form 8-K are qualified in their entirety to the text of the actual documents that are filed as exhibits hereto.

Item 3.03	Material Modifications to Rights of Securityholders

The terms of the unit purchase rights have been modified in connection with the adoption of the Amended Rights Agreement on July 20, 2006. A summary of the modifications is set forth above in Item 1.01, which is incorporated herein by this reference.

Item 9.01(d)    Exhibits

99.1	Amended and Restated Unit Purchase Rights Agreement

99.2	Management Incentive Compensation Plan

99.3	Amendment No. 1 to Second Amended and Restated Agreement of Limited Partnership

99.4	Form of Indemnification Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
By: Kestrel Heat, LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: July 21, 2006